October 4, 2007

Mr. Thomas Blakeley
6304 Camino Marinero

San Clemente, California 92672

RE: SEPARATION AGREEMENT

Dear Tom:

This letter will confirm the agreement (hereinafter referred to as the "Separation Agreement" or "Agreement") between you and American Mold Guard, Inc. ("AMG" or the "Company") regarding your separation from the Company. This Separation Agreement supercedes all previous oral and written agreements regarding your employment with the Company, provided, however, that the terms and conditions of your Employment Agreement dated January 1, 2004 (the "Employment Agreement"), to the degree it does not conflict with the terms and conditions of this Separation Agreement, shall remain in full force and effect.

1. SEPARATION. We agree that your date of separation from employment with the Company will be October 4, 2007 (the "Separation Date") and, effective as of the Separation Date, you hereby resign from your positions as an officer, director and/or manager of the Company and any of the Company's subsidiaries.

2. SEPARATION RIGHTS AND BENEFITS. Conditioned on your execution of a full release and waiver of claims in the form of the Settlement and Release attached hereto as Exhibit A, you will be entitled to the following:

(a) Health Benefits. Medical, dental and vision coverage will be provided to you at Company expense under the standard terms of COBRA for a period of twelve (12) months after the Separation Date, provided that you are not eligible for benefits from a new employer. In the event that you become covered under another employer's group health plan, you will promptly notify the Company's Chief Financial Officer and the Company will cease COBRA coverage. After the period of Company paid COBRA benefits, you will have the option of continuing your COBRA coverage period of eighteen months from the Separation Date, subject to the standard terms of COBRA.

(b) Automobile Usage. Use of one Company automobile (a 2006 Ford Expedition, VIN # IFMFU17536LA91936) currently in your possession for a period of twelve (12) months after the Separation Date.

(c) Equity Incentive Awards. All outstanding stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights that you hold that are fully vested and exercisable on the Separation Date may be exercised by you within twelve (12) months after the Separation Date. Any and all stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights that you hold that are not fully vested and exercisable on the Separation Date shall be terminated and canceled.

(d) Personal Effects. The Company shall permit you a reasonable period of time, not to exceed five (5) days, after the Separation Date to remove all of your personal files and personal effects from the Company's office.

3. NON-SOLICITATION. During the two (2)-year period commencing with the Separation Date, you will not, directly, or indirectly, solicit, entice, persuade, induce or influence any individual who is an employee of the Company to terminate his or her employment with the Company or to become employed by any other individual or entity, and you shall not approach any such employee for any such purpose. Any breach of the terms of this paragraph shall result in your automatic forfeiture of the separation benefits set forth in paragraph 2 above.

4. TRADE SECRETS, CONFIDENTIAL INFORMATION AND CORPORATE PROPERTY.

(a) You agree that you will not at any time use, divulge or convey any secret or confidential information, knowledge, or data of the Company or its affiliates, including information, knowledge or data of third parties as to which the Company or its affiliates is under an obligation of confidentiality (as, for example, information supplied to allow the Company to evaluate a potential acquisition), obtained by you in the course of your activities as a director, officer or employee of the Company except where required to do so by a court of law, by a governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body with apparent jurisdiction over you to order you to divulge, disclose or make accessible such information. Such information, knowledge or data includes, but is not limited to, secret or confidential matters (i) of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, process, discoveries, machines, inventions, computer programs and similar items or research projects, (ii) of a business nature such as, but not limited to, information about cost, purchasing, profits, market, sales or lists of customers, strategic planning documentation, reports or training manuals and (iii) pertaining to future developments such as, but not limited to, research and development of future marketing or merchandising ("Confidential Information"). Such Confidential Information does not include information, knowledge or data that becomes publicly known other than through a breach of this Agreement by you.

(b) You represent that you have returned or will immediately return to the Company all Confidential Information, and you will not retain any copies, reproductions or excerpts thereof, which you received or prepared or helped prepare in connection with your employment by the Company, and other technical, business or financial information or trade secrets the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company. You further represent that you have returned or will immediately return to the Company all other Company property such as credit cards and door and file keys.

5. COMPANY RELEASE. The Company hereby irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against releasees and any and all liability which releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on releasees' willful acts, gross negligence or dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby.

6. NO LAWSUITS. You represent that you have not filed against the Company or the Company's subsidiaries or affiliates, any complaints, charges or lawsuits arising out of your employment by the Company, or any other matter arising on or prior to the Separation Date. You covenant and agree that you will not seek recovery against the Company or any of its subsidiaries or affiliates arising out of any of the matters set forth in this paragraph or in the Settlement and Release attached hereto as Exhibit A.

7. NON-DISCLOSURE. Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the terms of this Separation Agreement or the circumstances of its execution with any person, other than your attorneys or authorized Company personnel, said personnel to be explicitly designated by an authorized representative of the Company. You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.

8. NO ADVERSE COMMENT. You agree that for a period of two (2) years following the Separation Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (i) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that relates to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties (regardless of whether the communication of such information is intended to have or cause that result is within your control), or (ii) provide to any person (other than your attorney or accountant) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Separation Agreement.

9. NON-DISPARAGEMENT. You and the Company mutually agree that the terms of your termination of employment are amicable and mutually acceptable and each party agrees with the other that neither shall malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of the Company or you, or any other officer, director or employee of the Company.

10. PRESS RELEASE. The Company shall consult with you with respect to the language to be used in a press release concerning the subject matter of this Agreement.

11. SPECIFIC PERFORMANCE. You acknowledge and agree that the

Company's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any entitlement or benefit otherwise required by this Agreement, and, notwithstanding paragraph 15, shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. COOPERATION. You agree to provide reasonable cooperation in connection with any action or proceeding which relates to the Company or any of its affiliates, including without limitation in connection with any litigation and disputes arising out of actions or inactions of the Company or any affiliate of which you have knowledge or information. You further agree to cooperate with the Company in supplying data, information, and expertise within your special knowledge or competence and otherwise assist the Company in the protection of the interests of the Company and its affiliates. The Company shall reimburse you for reasonable out-of-pocket expenses (such as hotel and travel expenses) incurred by you in connection with such cooperation following its receipt of your appropriately itemized request.

13. CONSULTATION.

(a) Consulting Period. Commencing with the Separation Date and lasting for a period of twelve (12) months (the "Consulting Period"), you will provide services to the Company in accordance with the terms and conditions hereinafter set forth in this paragraph 13.

(b) Duties. You will serve as a non-exclusive consultant to the Company. You will report only to the Chief Executive Officer of the Company. It is anticipated that your consulting services will involve capital structure and other financial related matters and acquisition opportunities affecting the Company as reasonably requested by the Chief Executive Officer of the Company and that you shall perform such additional duties as mutually agreed to between you and the Chief Executive Officer of the Company. You will devote an amount of time necessary to perform the consulting services reasonably requested by the Chief Executive Officer of the Company hereunder at such times and places as are mutually agreeable to the parties, but in no event shall you be required to provide consulting services that exceed fifteen hours (15) per month. Except as otherwise agreed to by the parties, the consulting services shall be rendered telephonically when possible and performed during the course of normal business hours. The Company acknowledges that this Agreement places no limitation on your ability to engage in other activities of your choosing, including without limitation, ownership of, employment with or consulting to any other entities; provided however, that such activities are not violative of paragraph 4 hereof. As an independent contractor, you will have no authority to legally bind the Company and will not hold yourself out as having such authority.

(c) Compensation. As compensation for the services to be rendered hereunder, the Company will pay you a consulting fee of $100,000 payable in a single lump sum payment within five (5) days of the date of this Agreement.

(d) Reimbursement of Expenses. During the Consulting Period and in addition to paragraph 13(c) above, the Company will, upon submission of appropriate documentation, reimburse you for reasonable business expenses for out-of-town travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company's policies and procedures for out-of-town travel expenses in effect from time to time; provided, however, that any individual expense in excess of $150.00 and all expenses in any month in the aggregate in excess of $300.00 must be approved in writing by the Chief Executive Officer.

(e) Independent Contractor. Your engagement under paragraph 13 of this Agreement will be as an independent contractor, rather than as an employee of the Company, and, except as otherwise specified herein, you will not be entitled to any benefits available to employees or directors of the Company. You acknowledge that you will be solely responsible for any federal, state or local income or self employment taxes arising with respect to your consulting fee hereunder. You also acknowledge that you have no state law workers' compensation rights with respect to the services rendered by you under paragraph 13 of this Agreement.

14. INDEMNITY. The existing rights of you and obligations of the Company with regard to indemnification of you that are not dependent upon your continued employment or holding an office or directorship with the Company or an affiliate, and the indemnification rights under the Company's current bylaws, shall continue.

15. RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses.

16. ADVICE OF LEGAL COUNSEL. The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You confirm that you have the right and have been given the opportunity to review this Agreement and, specifically, the Settlement and Release Agreement attached hereto as Exhibit A, with an attorney of your choice. You also understand and agree that the Company is under no obligation to offer you the separation benefits set forth in paragraph 2 and that you are under no obligation to consent to the release set forth in the Settlement and Release Agreement attached hereto as Exhibit A, and that you have entered into this Agreement and the Settlement and Release Agreement attached hereto as Exhibit A freely and voluntarily.

17. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

18. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation the Employment Agreement (except as otherwise provided herein).

20. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer or director of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer or director of the Company, as the case may be.

21. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent to by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company: American Mold Guard, Inc.

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

Attention: General Counsel

If to Mr. Blakeley: Thomas Blakeley

6304 Camino Marinero

San Clemente, California 92672

22. HEADINGS. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Please sign both copies of this letter below, and the attached Settlement and Release, indicating your acceptance, and return one copy for our files.

Accepted and Agreed:	Very truly yours,

AMERICAN MOLD GUARD, INC.

THOMAS BLAKELEY	Frank Brandenberg Chairman, Nominating and Corporate Governance Committee of the Board of Directors
/s/ Thomas Blakeley	/s/ Frank Brandenberg
Date: 10-4-07	Date: 10-4-07

EXHIBIT A

SETTLEMENT AND RELEASE

1. In exchange for the consideration paid to Thomas Blakeley pursuant to that certain Separation Agreement entered into as of October 4, 2007 by and between American Mold Guard, Inc., a California corporation (the "Company") and Thomas Blakeley ("Employee"), Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to his whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory, as well as any claim for attorney's fees, costs or expenses under any of these or any other applicable statute, ordinance, regulation or law; provided, however, that this release does not affect (1) any claims for indemnification for acts of Employee which have occurred or may occur as an officer or employee of the Company; or (2) any claims which may arise after the execution of this Release. This Release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

2. It is the intention of the parties hereto that the agreement set forth in paragraph 1 of this Release be construed in the broadest sense possible, and in furtherance therein the parties hereto expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code which provides as follows:

"A general release does not extend to claims which the

creditor does not know or suspect to exist in his favor at

the time of executing the release, which if known by

him must have materially affected his settlement with the debtor."

The Company and Employee each expressly acknowledge the foregoing waiver of the provisions of Section 1542 of the California Civil Code which was separately bargained for. The Company and Employee each expressly acknowledge they have been represented by counsel (or have had the ability to retain counsel) in the negotiations culminating in this Release to advise them thereon, that they have been informed of the meaning and effect of each and every provision of this Release and of the meaning and effect of Section 1542 of the California Civil Code.

3. Employee agrees that by signing this Release, he is giving up the right to sue for age discrimination, and that under this Release Employee shall receive consideration to which he is not otherwise entitled, and would not receive but for his release of rights under the ADEA. Employee has up to twenty-one (21) days after delivery of this Release to consider whether to sign this Release. Employee agrees that, after he has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the Employee signs this Release, and that Employee will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Release, without reason and in his sole judgment, but he may do so only by delivering a written statement of revocation to the Company to the attention of General Counsel. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Release will become legally enforceable and Employee may not thereafter revoke this Release.

4. Employee agrees that this Release shall be governed by federal law and the internal laws of the State of California, irrespective of the choice of law rules of any state.

5. Employee acknowledges that he has been advised by the Company in writing to consult independent counsel of his choice before signing this Release.

6. This Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ACKNOWLEDGMENT:

        Employee's signature below acknowledges that he has read this document fully, that he understands and agrees to its contents, that he understands that it is a legally binding document, and that he has been advised to consult a lawyer of his choosing before signing this Release, and has had the opportunity to do so.

Date	THOMAS BLAKELEY

This Release presented to Employee on October 4, 2007.